Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into February 15, 2012 (the “Execution Date”) to be effective as of May 1, 2012 (the “Effective Date”), by and between Cinemark Holdings, Inc., a Delaware corporation (the “Company”) and Alan W. Stock (“Stock”).

PRELIMINARY STATEMENTS

A. Stock is employed by the Company pursuant to the terms of an Employment Agreement dated June 16, 2008, between the Company and Stock (the “Employment Agreement”). Capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the Employment Agreement.

B. The Company and Stock have reached a mutual decision to transition Stock’s role as Chief Executive Officer of the Company to a consulting role with the Company effective as of the Effective Date.

C. Stock has agreed to resign any position held by Stock with the Company or any of its affiliates or subsidiaries as of the Execution Date (collectively, the “Cinemark Companies”).

D. The Company and Stock have agreed to enter into this Agreement to set forth the mutual understanding and agreement of the parties hereto.

STATEMENT OF AGREEMENTS

In consideration of the above premises and the mutual covenants set forth herein, the parties hereto agree as follows:

1. Transition of Service. The parties hereto acknowledge and agree that (i) Stock’s role as Chief Executive Officer with the Company will be transitioned to a consultant role effective as of the Effective Date and (ii) Stock shall resign all positions as an officer, director or otherwise with the Company or any of the other Cinemark Companies effective as of the Execution Date.

2. Consulting Agreement. As of the Effective Date, the Company hereby retains Stock as a consultant for a period beginning on the Effective Date and ending on April 30, 2014 (the “Term”) to provide consulting services to the Company from time to time as reasonably requested by executives at the Company, including without limitation in consulting services related to real estate locations, technological developments in the theatre industry and competition analyses. In connection with providing assistance to the Company, Stock hereby agrees with the Company that he will make himself reasonably available to the Company on a regular basis for the purpose of rendering such consulting services.

3. Compensation. Commencing on the Execution Date, the Company shall pay Stock the amounts specified on Exhibit A attached hereto during the periods shown payable bi-weekly in accordance with the Company’s normal payroll practices. Amounts payable hereunder shall be reduced by standard withholding and other authorized deductions. The Company shall reimburse Stock for his reasonable and necessary out-of-pocket expenses incurred at the request of the Company and with prior approval of the Company.

Reimbursement for authorized expenses shall be made only upon presentation of an invoice supported by receipts or other evidence of such expenditures, which invoice shall be submitted to the Company as soon as practicable, but in no event later than fifteen (15) days after the earlier of the end of each month in which Stock performs services hereunder or the date this Agreement is terminated. Invoices so submitted shall be paid within thirty (30) days of receipt and approval by the Company.

4. Insurance. Stock and Stock’s dependents shall be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs on the same terms as senior executives actively employed during the Term. If, during the Term, executives of the Company are offered the right to participate in the Company’s welfare benefit plans and insurance programs after the date of their employment on the same terms and during the periods that active employees are permitted to participate in such plans or programs, the Company shall offer Stock such participation and agrees to modify this Agreement accordingly if Stock accepts such participation.

5. Equity Awards. The Company has awarded Stock certain equity incentive awards (“Equity Awards”) under the Company’s Amended and Restated 2006 Long Term Incentive Plan. Any outstanding Equity Awards with time based or performance based vesting provisions granted to Stock shall vest in accordance with such Equity Award agreement and any remaining unvested or unearned Equity Awards at the end of the Term shall be forfeited.

6. Non-Competition. In further consideration of the compensation to be paid to Stock hereunder, Stock acknowledges that during the course of his employment with the Company and its Subsidiaries, he has, and will, become familiar with the trade secrets of the Company and its Subsidiaries and with other Confidential Information concerning the Company and its Subsidiaries and that his services have been and shall continue to be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Stock agrees that, during the Term (the “Non-compete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, advise, consult with, render services for, be employed in an executive, managerial, advisory, consulting or administrative or fiduciary capacity by, or in any manner engage in, any Competing Business. For purposes hereof, “Competing Business” means any business that owns, operates or manages any movie theatre within a 25-mile radius (if such theatre is outside of a Major DMA) or a 10-mile radius (if such theatre is within a Major DMA) of any theatre (i) being operated by the Company or any of its Subsidiaries during Stock’s employment hereunder; (ii) under consideration by the Company or any of its Subsidiaries for opening as of the Execution Date; or (iii) under consideration by the Company during the Term; “Major DMA” means a Designated Market Area with a number of households in excess of 700,000; “Designated Market Area” means each of those certain geographic market areas for the United States designated as such by Nielsen Media Research, Inc. (“Nielsen”), as modified from time to time by Nielsen, whereby Nielsen divides the United States into non-overlapping geography for planning, buying and evaluating television audiences across various markets and whereby a county in the United States is exclusively assigned, on the basis of the television viewing habits of the people residing in the county, to one and only one Designated Market Area; and all theatres operated by the Company and its Subsidiaries in Canada shall be treated as being outside of a Major DMA. Nothing herein shall prohibit Stock from (i) being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Stock has no active participation in the business of such corporation or (ii) during the Term, owning, operating or investing in up to five (5) movie theatres, so long as each such theatre is outside of a 25-mile radius of the theatres being operated by the Company or any of its Subsidiaries or under consideration by the Company or any of its Subsidiaries for opening, in each case, as of the Execution Date. During the Term, Stock shall provide at least sixty (60) days prior written notice to the Company of his plans for acquiring ownership in, commencing operations of, or investing in, any movie theatre prior to any such event.

7. Employee Status. The parties hereto understand and agree that in the performance of Stock’s employment and consulting services or obligations under this Agreement from and after the Effective Date through the Term (i) Stock may not bind or commit the Company in any way whatsoever in the absence of an express written authorization by an authorized officer of the Company and (ii) Stock shall not participate in any 401(k) plans or programs or vacation plans or similar plans or programs offered by the Company. Notwithstanding any term or provision contained in this Agreement, the Company shall not, as a consequence of this Agreement, be deemed or considered to be doing business in any jurisdiction where it would not otherwise be doing business.

8. Confidential Information. Stock acknowledges that during his employment and as a result of his relationship with the Company and its affiliates, Stock has obtained, and will during the course of performing his duties pursuant to this Agreement, obtain knowledge of, and has been given and will be given access to, information, including, but not limited to, information regarding the business, operations, services, proposed services, business processes, advertising, marketing and promotional plans and materials, price lists, pricing policies, ticket sales, film licensing, purchasing, real estate acquisition and leasing, other financial information and other trade secrets, confidential information and proprietary material of the Company and its affiliates or designated as being confidential by the Company or its affiliates which are not generally known to non-Company personnel, including information and material originated, discovered or developed in whole or in part by Stock (collectively referred to herein as, “Confidential Information”). The term “Confidential Information” does not include any information which (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure by Stock in breach of this Agreement) or (ii) was available to Stock on a non-confidential basis from a source (other than the Company or its Affiliates or their representatives) that is not and was not prohibited from disclosing such information to Stock by a contractual, legal or fiduciary obligation. Stock agrees that during the Term and, to the fullest extent permitted by law, thereafter, Stock will, in a fiduciary capacity for the benefit of the Company and its affiliates, hold all Confidential Information strictly in confidence and will not directly or indirectly reveal, report, disclose, publish or transfer any of such Confidential Information to any Person, or utilize any of the Confidential Information for any purpose, except in furtherance of Stock’s services performed pursuant to this Agreement and except to the extent that Stock may be required by law to disclose any Confidential Information.

9. Inventions and Patents. Stock agrees that all data, reports, documents, innovations or improvements relating to the Company’s business or method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the Term belong to the Company. Stock hereby agrees to promptly disclose such data, reports, documents, innovations or improvements to the Chief Executive Officer of the Company and perform all actions reasonably requested by the Chief Executive Officer of the Company to establish and confirm the Company’s ownership of such data, reports, documents, innovations or improvements.

10. Payments. The Company and Stock hereby agree that Stock shall not be entitled to receive any further payments and benefits provided under Section 5.4 of the Employment Agreement. Stock acknowledges and agrees that no compensation is payable to Stock under the Employment Agreement.

11. Post-Termination Provisions. The Company and Stock each hereby acknowledge and agree that the Employment Agreement shall terminate as of the Execution Date. Subject to Section 10 above, each of the Company and Stock further acknowledge and agree that nothing herein shall terminate the obligations of each party under the Employment Agreement that are applicable upon termination of the Employment Agreement or Stock’s employment with the Company (the “Post-Termination Obligations”).

12. Release. Stock, individually, and on behalf of Stock’s assigns, heirs, executors, administrators, and legal representatives, hereby irrevocably and unconditionally releases, waives and discharges any claims against the Company, any of the Cinemark Companies and each of their respective predecessors, successors, parent companies, members, subsidiaries, affiliates, assigns, and their respective directors, managers, employees, officials, employees, officers, agents and legal representatives (collectively, “Releasees”), from any and all claims, demands, damages, actions causes of action, or suits in equity, of whatsoever kind of nature, whether known or unknown, suspected or unsuspected, that Stock had or which may arise by virtue of Stock’s employment with the Company prior to the Effective Date, the Employment Agreement (other than the Post-Termination Obligations of the Company), any position held by Stock with any of the Cinemark Companies or otherwise arising out of any event, action or omission occurring on or before the date of this Agreement, including, but not limited to, (i) claims arising under federal, state, or local laws prohibiting age, sex, race, national origin, disability, religion, retaliation, or any other form of discrimination, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621 et seq.; Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. 2000e et seq.; the 1866 Civil Rights Act, 42 U.S.C. 1981; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; as well as applicable state Fair Employment Practice laws; (ii) claims arising under the Fair Labor Standards Act or the National Labor Relations Act; (iii) intentional infliction of emotional distress (outrageous conduct) or any other tort claims; (iv) common law claims; (v) breach of contract claims; (vi) promissory estoppel claims; (vii) retaliatory discharge claims; (viii) wrongful discharge claims; and/or (ix) any other legal and equitable claims regarding Stock’s employment with the Company or any of the other Cinemark Companies, the continuation of employment or the termination of said employment. Notwithstanding the preceding sentence, nothing herein shall be deemed to release (i) the Company from any of the Company’s obligations under this Agreement; (ii) any claim under this Agreement; or (iii) any right of Stock to indemnification under the Certificate of Incorporation or Bylaws of the Company or under the Employment Agreement.

13. Company Release. The Company hereby irrevocably and unconditionally releases, waives and discharges any claims against Stock from any and all claims, demands, damages, actions, causes of action or suits in equity, of whatsoever kind of nature, whether known or unknown, suspected or unsuspected, that the Company had or which may arise by virtue of Stock’s employment with the Company prior to the Effective Date, the Employment Agreement, any position had by Stock with any of the Cinemark Companies or otherwise arising out of any event, action or omission occurring on or before the date of this Agreement, other than

Stock’s Post-Termination Obligations under the Employment Agreement and Stock’s obligations under this Agreement.

14. Termination.

  (a) Breach. The Company may, upon notice to Stock, terminate this Agreement if Stock breaches any of the provisions of this Agreement and such breach is not cured within fifteen (15) of receipt of prior written notice from the Company to Stock of such breach. In the event of such termination, (i) no further payments shall be due to Stock hereunder, and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity and (ii) any remaining unvested or unearned Equity Awards with time based vesting provisions or performance based vesting provisions shall be forfeited as of the date this Agreement is terminated hereunder.

  (b) Death or Disability. This Agreement shall immediately terminate in the event of Stock’s death or a Disability which substantially inhibits the performance by Stock of his duties hereunder. In the event of the termination of this Agreement as a result of the preceding sentence, Stock (or Stock’s estate or personal representative in the event of death), shall be entitled to receive all remaining unpaid compensation referred to in Section 3 through the end of the Term on the regularly scheduled payment dates and continue to participate in the Company’s welfare benefit plans and insurance programs through the end of the Term, in each case without regard to an earlier termination of this Agreement as a result of such death or Disability. Any coverage provided after death or Disability under this Section 14(b) will be counted against the maximum group health plan continuation coverage period required by COBRA. Following the termination of this Agreement for Stock’s death or Disability, any Equity Awards with time based or performance based vesting provisions that vest during the period between the termination of this Agreement as a result of such death or Disability and the Term shall be deemed earned or vested and shall be delivered to Stock or Stock’s estate or representative in the event of death.

  (c) Remedies. In the event of a breach of the covenants contained in Section 10 hereof, Stock agrees that (a) any and all proceeds, funds, payments and proprietary interests, of every kind and description, arising from, or attributable to, such breach shall be the sole and exclusive property of the Company and (b) the Company shall be entitled to recover any additional actual damages incurred as a result of such breach. Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in her or its favor hereunder. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunction or decree shall be available without the posting of any bond or other security, and the Company and Stock each hereby consents to the issuance of such injunction or decree.

15. Non-Disparagement. Stock hereby agrees not to participate, directly or indirectly, in the private or public communication of any disparaging information or statements about the Company, any of the Cinemark Companies or their respective officers, directors, members, managers or employees to any person or entity. The Company hereby agrees not to participate, directly or indirectly, in the private or public communication of any disparaging information or statements about Stock.

16. Representations. Stock warrants and represents that: (i) Stock has read this Agreement and fully understands it to be a release and waiver of all claims, known or unknown, present or future, that Stock has or may have against the Company, any of the Cinemark Companies or their respective predecessors, successors, parent companies, subsidiaries, affiliates, assigns, and employees, agents, officers, directors or officials arising out of Stock’s employment or separation from employment or resignation of any position with any of the Cinemark Companies; (ii) Stock has not transferred or assigned any claim Stock may have against the Company or any of the Cinemark Companies; (iii) Stock has been advised that Stock should consult with Stock’s own attorney before signing this Agreement; (iv) Stock executes this Agreement voluntarily of Stock’s own free will and accord, without reliance on any representation of any kind or character not expressly stated in this Agreement and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever; (v) any and all questions regarding the terms of this Agreement have been asked and answered to Stock’s complete satisfaction; (vi) the consideration provided for herein is good and valuable; and (vii) this Agreement has been entered into voluntarily and knowingly by Stock and Stock has consulted with, or has had sufficient opportunity to consult with, an attorney of Stock’s own choosing.

17. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, and subject to, the laws of Texas, and subject to Section 18, any and all disputes and legal actions arising out of the interpretation or application of this Agreement shall be resolved by and brought in the courts of Collin County, Texas, and Stock and the Company hereby consent to the exclusive jurisdiction and venue of such courts with respect to such matters.

18. Arbitration.

  (a) General. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach hereof or the coverage or enforceability of this arbitration provision shall be settled by arbitration in Collin County, Texas (or such other location as the Company and Stock may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Dallas/Fort Worth, Texas on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any equitable remedy in a court to enforce the provisions of this Agreement, including but not limited to an action for injunctive relief or attachment, without waiving the right to arbitration.

  (b) Procedure.

(i) Either party may demand such arbitration by giving notice of that demand to the other party. The party demanding such arbitration is referred to herein as the “Demanding Party,” and the party adverse to the Demanding Party is referred to herein as the “Responding Party.” The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.

(ii) Not more than fifteen (15) days after such notice is given, the Responding Party shall give notice to the Demanding Party of the name of the arbitrator selected by the Responding Party. If the Responding Party shall fail to timely give such notice, the arbitrator that the Responding Party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than fifteen (15) days after the second arbitrator is so named; the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.

(iii) The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.

  (c) Costs and Expenses. All administrative and arbitration fees, costs and expenses shall be borne by the non-prevailing party.

19. Severability and Reformation. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance except that the parties hereto further agree that if at any time it shall be determined that the restrictions contained in Sections 7, 9 or 10 are unreasonable as to time or area, or both, by any court of competent jurisdiction, the Company shall be entitled to enforce this Agreement for such period of time and within such area as may be determined to be reasonable by such court. It is the intent of the parties hereto that the provisions of this Agreement be enforceable to the full extent permitted by applicable law.

20. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Stock.

21. Notices. All notices and other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered to the address and in the manner specified in the Employment Agreement.

22. Entire Agreement. It is understood and agreed that this Agreement and the Employment Agreement contains the entire agreement of the parties and supersedes any and all prior agreements, arrangements or understandings between the parties related to the subject matter. No oral understandings, statements promises or inducements contrary to the terms of this Agreement exist.

23. Parties Bound. This Agreement shall be binding on the parties hereto, their respective heirs, legatees, legal representatives, successors and assigns including but not limited to any successor of the Company upon a merger, reorganization or recapitalization except that Stock’s duty to perform services hereunder shall not be assignable.

24. Survival. The provisions of Sections 5, 6 and Sections 10 through 25 shall survive the expiration or earlier termination of the Term.

25. Beneficiaries; References. Stock shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Stock’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Stock’s death or a judicial determination of his incompetence, reference in this Agreement to Stock shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, and the Company shall pay amounts payable under this Agreement, unless otherwise provided herein, in accordance with the terms of this Agreement, to Stock’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

STOCK:

/s/ Alan. W. Stock
Alan W. Stock

CINEMARK HOLDINGS, INC.

By:	/s/ Lee Roy Mitchell
Name:	Lee Roy Mitchell
Title:	Chairman of the Board

Signature Page to Consulting Agreement

EXHIBIT A

Period	Amount
February 16, 2012 – December 31, 2012	$1,300,000
January 1, 2013 – December 31, 2013	$1,001,025
January 1, 2014 – April 30, 2014	$333,675

A-1